Exhibit 10.3

                  Mid-Wisconsin Financial Services, Inc.
                   Director Retirement Benefit Policy
                       As Amended July 25, 2007


Eligibility

     A director who completes at least 20 years of service as a director of Mid-Wisconsin Financial Services, Inc. (the "Company"), including service as a director of Mid-Wisconsin Bank (the "Bank"), shall be eligible for a retirement benefit equal to the retainer fees in effect at the Company and the Bank during the first year following the director's termination of service.

     A director who completes less than 20 years of service as a director of the Company, including service as a director of the Bank, shall be eligible for a retirement benefit equal to the product of (a) the retainer fees in effect during the first year following the director's termination of service, multiplied by (b) a fraction, the numerator of which is the greater of (i) 10 or (ii) the director's full and partial years of service as a director, and the denominator of which is 20.

     No director shall receive credit for service as a director while employed by the Company or the Bank.

Payment

     A director's retirement benefit shall be paid to the retired director, if then living, at such dates as the Company and the Bank pay the retainer fee to then serving directors during the first twelve months following the date on which the director has a termination of service. For purposes of this policy, a "termination of service" means termination as a director of the Company and each other member of the controlled group to which the Company belongs, as determined pursuant to Code Section 409A (the "Controlled Group"). No retirement benefit shall be paid with respect to any calendar month which begins on or after the date of a retired director's death.

     Notwithstanding the immediately preceding paragraph, if the director was a "Specified Employee," as determined pursuant to Code Section 409A, on the date of his termination of service, no retirement benefit payment shall be made until the date which is not less than six months subsequent to the date of the director's termination of service. For purposes of this paragraph, the Specified Employee identification date shall be December 31, and the Specified Employee effective date shall be April 1. On the first day on which payment of a director's retirement benefit is permitted pursuant to the first sentence of this paragraph (the "Permitted Payment Date"), the director shall receive an amount equal to the sum of (a) each retirement benefit payment that would have been paid through such payment date, but for the application of the first sentence of this paragraph, and
(b) interest on each such payment amount at an annual rate equal to the prime rate in effect at the Bank on the date of the director's termination of service, computed from the date such payment would have been made, but for the application of the first sentence of this paragraph, through the date immediately preceding the Permitted Payment Date. Each subsequent amount due the director shall be paid in accordance with the provisions of the immediately preceding paragraph.
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Required Services

     In consideration of the payment of the retirement bonus, a retired director shall remain available at reasonable times, and for reasonable periods of time, for advice and counsel to the respective boards of directors of the Company and the Bank for the one year period in which payment of the retirement bonus is made.

Miscellaneous

     No Assignment. Amounts payable hereunder may not be voluntarily or involuntarily sold or assigned, and shall not be subject to any attachment, levy, or garnishment.

     Unsecured Claims. All amounts due a retired director under this policy shall be paid out of the general assets of the Company and the Bank, as the case may be.

     Administration. The Board of Directors of the Company (the "Board") shall have all powers necessary to administer this policy. All decisions of the Board shall be final as to any director under this policy.

     Amendment and Termination. The Board may amend this policy in any and all respects at any time, or from time to time, or may terminate this policy at any time, but any such amendment or termination shall be without prejudice to any then retired director's right to receive the retirement benefit due such director.

     Section 409A. Notwithstanding any other provision of this policy, no retirement bonus shall be paid if such payment would violate the requirements of Code Section 409A and cause a director to be subject to the interest and additional tax imposed pursuant to Code Section 409A(a)(1)(B), and any such payment otherwise provided for shall be modified so that the timing will then comply with the requirements of Code Section 409A so as to preclude the application of Code Section 409A(a)(1)(B). For purposes of this policy, "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.